Exhibit 5.1

September 12, 2024

BriaCell Therapeutics Corp. 235 15th Street, Suite 300 West Vancouver, BC, V7T 2X1

Re:	BriaCell Therapeutics Corp. -
Registered Offering of Common Shares

We have acted as Canadian counsel to BriaCell Therapeutics Corp., a corporation organized under the laws of the Province of British Columbia (the “Company”), in connection with the sale of 12,325,000 common shares (each, a “Common Share”) in the capital of the Company (the “Offering”).

We understand that the Offering was made in the United States pursuant to the prospectus supplement, dated September 11, 2024 (the “Prospectus”), to the prospectus included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-276650), filed on January 22, 2024 by the Company and declared effective on January 31, 2024 by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Common Shares were sold and issued in accordance with the terms of a placement agency agreement dated September 11, 2024 (the “Agency Agreement”) between ThinkEquity LLC and the Company.

We are solicitors qualified to practice law in the provinces of Ontario, Alberta, and British Columbia and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the provinces of Ontario, Alberta, and British Columbia and the laws of Canada applicable therein. Notwithstanding the foregoing and our opinions set forth below, we express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection with the issuance and sale of the Common Shares.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization, issuance and sale of the Common Shares. In our examination, we have assumed the genuineness of all signatures; the legal capacity of all signatories; the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies; and the truthfulness and accuracy of the corporate records of the Company and of all certificates of public officials and officers of the Company, not being aware of any reason why the addressees of this opinion would not be entitled to rely on any of the certificates upon which we are relying in rendering this opinion. We have further assumed that the representations, warranties and acknowledgements of the purchasers contained in their respective Purchase Agreements are true and correct.

Our opinion is expressed with respect to the laws of the provinces of Ontario, Alberta, and British Columbia in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion; (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express; or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

September 12, 2024

Where our opinion expressed herein refers to Common Shares having been issued as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based upon the foregoing, and subject to the foregoing qualifications, assumptions, and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Common Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms set forth in the Agency Agreement, will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

This opinion relates exclusively to the transaction outlined above and is for the sole use and benefit of the persons to whom it is addressed. Accordingly, this opinion or any copy hereof, may not be delivered to, or relied upon, by any other person or used in connection with any other transaction without our prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

We consent to the use of this opinion as an exhibit to the Report on Form 8-K to be filed by the Company with the SEC on September 12, 2024, and its incorporation by reference in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours truly,

/s/ Bennett Jones LLP
Bennett Jones LLP